Exhibit 99.1
Contact:
Tom Daly
Hydrogen Engine Center
515-295-3178
tdaly@hydrogenenginecenter.com
www.hydrogenenginecenter.com

Sandra Batt Joins Hydrogen Engine Center as CFO

Algona, IA, December 5, 2005 - Hydrogen Engine Center, Inc. (HEC), (OTCBB; HYEG.OB) announces that Sandra Batt has joined the company as its CFO, the company's first Chief Financial Officer. As a newly public company, this was a critical position to fill, and her hiring is the culmination of a four month search.

CEO, Ted Hollinger said, "We are very excited that Sandy has joined us. She has carried out CFO duties for a public entity before, and we expect to benefit greatly from her knowledge as we grow Hydrogen Engine Center's business."

Sandy comes to HEC from Golden Grain Energy in Mason City, Iowa, where she was their CFO. With 18 years in the finance and accounting fields, and 13 of them in public accounting, Sandy brings a wealth of experience. She is no stranger to manufacturing operations, having worked in two manufacturing companies prior to HEC, and also advised others when acting as their CPA.

Hydrogen Engine Center is building a new plant and expanding its manufacturing operations in Algona. Sandy will have a full work schedule managing the growth. Her strong software background should make the job easier.

About Hydrogen Engine Center Inc.
---------------------------------
Hydrogen Engine Center Inc. designs, develops and manufactures internal combustion engines for the industrial and power generation markets. HEC engines are designed to use hydrogen, but may also use other fuels. Some applications for the engines are: luggage tugs for airports, pumping stations, man-lift systems, forklifts, and subterranean mining equipment. The company also builds a line of generator sets (gensets) utilizing the engines described above. When used with a generator, they can replace fuel cells today for a fraction of the cost. The President and COB of Hydrogen Engine Center Inc. is Ted Hollinger.
Mr. Hollinger was formerly Director of Power Conversion for the Ecostar Division of Ford Motor Company and formerly Power Conversion Group Vice President of Ballard Power Systems, responsible for development of hydrogen engine gensets. The Company is currently located at 602 East Fair Street, Algona, IA 50511.


Safe Harbor Statement
---------------------
Certain statements in this release may be deemed to be forward-looking statements and are subject to the "safe-harbor" provisions contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements may include, but are not limited to, the company's discussion of its growth strategy. Some forward-looking statements may be identified by use of such terms as "planned" "expects," "anticipates," "intends," "estimates," "believes" and words of similar import. Many important factors may cause the company's actual results to differ materially from those discussed, including without limitation, increased competition, general economic, governmental, political, and market conditions; including other risks and uncertainties described in the company's filings made from time to time with the Securities and Exchange Commission.

For Press Contact:                          For Technical Content:
Tom Daly                                    Ted Hollinger
HEC Corporate Communications                President
515-295-3178                                515-295-3178
tdaly@hydrogenenginecenter.com              thollinger@hydrogeneneginecenter.com


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